Exhibit 99.5

WOLVERINE TUBE, INC.

46,454,545 Shares of Common Stock

Offered Pursuant to Subscription Rights Distributed to Stockholders of

Wolverine Tube, Inc.

[            ], 2007

To Our Clients:

Enclosed for your consideration are a prospectus dated [            ], 2007 (the “Prospectus”), and the “Instructions as to the Use of Wolverine Tube, Inc. Subscription Rights Certificates” relating to the offering (the “Rights Offering”) by Wolverine Tube, Inc. (“Wolverine”) of shares of its common stock, par value $0.01 per share (the “Common Stock”), pursuant to transferable subscription rights (the “Rights”) distributed to all holders of record of shares of Common Stock at the close of business on [            ], 2007 (the “Record Date”). The Rights and Common Stock are described in the Prospectus.

In the Rights Offering, Wolverine is offering an aggregate of 46,454,545 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on [            ], 2007, unless extended in the sole discretion of Wolverine (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, you will receive one Right for each share of Common Stock carried by us in your account as of the Record Date.

Each Right will allow you to subscribe for [            ] shares of Common Stock at the cash price of $1.10 per share (the “Subscription Price”).

The Rights will be evidenced by transferable Rights Certificates and will cease to have any value at the close of business on the Expiration Date.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise or sell Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised your Rights, such exercise may not be revoked.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form on the reverse side of this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON INC., THE INFORMATION AGENT, AT THE FOLLOWING TELEPHONE NUMBER: (866) 278-0091.